Exhibit 99.1

111 N. Sixth Street
P.O. Box 679
Reading, PA 19603
(610) 478-2000
www.stevenslee.com

T:  (610) 478-2184
F:  (610) 988-0815
david.swartz@stevenslee.com

March 15, 2023

BY E-MAIL AND FEDERAL EXPRESS

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

afreedman@olshanlaw.com

Attention:  Andrew Freedman, Esq.

Re: Purported Notice of Shareholder Nomination of Individuals for Election
as Directors at the 2023 Annual Meeting of Shareholders of AmeriServ, Inc.

Dear Mr. Freedman:

We write on behalf of our client, AmeriServ Financial, Inc. (the “Company”), in response to the letter, dated January 17, 2023 (collectively with the exhibits thereto, the “Notice”), from your clients, Driver Opportunity Partners I LP (the “Nominating Shareholder”), Driver Management Company LLC (“Driver Management”) and J. Abbott Cooper (collectively with the Nominating Shareholder and Driver Management, “Driver”), purporting to serve as notice to the Company of the Nominating Shareholder’s intention to nominate Mr. Cooper, Julius D. Rudolph and Brandon L. Simmons (each a “Purported Nominee” and collectively, the “Purported Nominees”) for election to the Company’s Board of Directors (the “Board”) at the Company’s 2023 annual meeting of shareholders (the “Annual Meeting”).

The Company has reviewed the Notice and has determined that it is defective because it fails to make certain disclosures required by Article 1, Section 1.3(b) of the Company’s Amended and Restated Bylaws (the “Bylaws”). Article 1, Section 1.3 of the Bylaws sets forth requirements for a shareholder to provide advance notice of its intention to nominate candidates to the Board and specifies, in detail, certain information that must be fully and accurately disclosed to satisfy these requirements (the “Advance Notice Provisions”). By the clear terms of the Bylaws, a shareholder may not nominate a candidate unless the shareholder complies with the Advance Notice Provisions.  Article 1, Section 1.3(a) of the Bylaws states that a candidate and qualifying nomination notice must be delivered to the Company by January 26, 2023.  Further, Article 1, Section 1.3(b) of the Bylaws provides that “[t]he presiding officer of the [Annual M]eeting may, in such officer’s sole discretion, refuse to acknowledge the nomination of any person which the presiding officer determines is not made in compliance with the … procedure” established by the Advance Notice Provisions.  Advance notice provisions, such as those found in the Bylaws, are a

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Philadelphia ● Princeton ● Reading ● Rochester ● Scranton ● Valley Forge ● Wilkes-Barre ● Wilmington

A PROFESSIONAL CORPORATION

Olshan Frome Wolosky LLP

Attention:  Andrew Freedman, Esq.

March 15, 2023

common fixture in modern bylaws.  Indeed, Pennsylvania’s Business Corporation Law explicitly permits corporations to require shareholders to comply with advance notice requirements for the nomination of director candidates.1

The Notice does not constitute valid notice of nominations for the Annual Meeting because the Notice fails to satisfy the requirements set forth in the Advance Notice Provisions in a number of material ways, as set forth herein and in Appendix A hereto, including the failure to provide the information that would have been required to be included in a proxy statement filed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

Among other material deficiencies, the Notice completely fails to disclose the existence of, or contain any disclosure about, transactions between the Company and immediate family members of the Purported Nominees that would be required to be disclosed under Item 7(b) of Schedule 14A.  Pursuant to Article 1, Section 1.3(b)(vii) of the Bylaws, a shareholder notice of nominations is required to set forth “such other information regarding each [Purported Nominee] proposed by the Nominating Shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission [(the “SEC”)] had the [Purported Nominee] been nominated, or intended to be nominated, by the [Board],” which includes Item 7(b) of Schedule 14A.  Item 7(b) of Schedule 14A requires the disclosure of the information required by Item 404(a) of Regulation S-K. Item 404(a) of Regulation S-K requires the disclosure of “any transaction, since the beginning of the registrant’s last fiscal year, or any currently proposed transaction, in which the registrant was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest” (emphasis added). When applied to a nominee for director, the related persons include such nominee for director and his or her immediate family members, which includes “any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such … nominee for director, and any person (other than a tenant or employee) sharing the household of such … nominee for director…” (emphasis added).

The Notice indicated that “no Participant or any of his, her or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000.” However, the Notice failed to identify the existence at the time of the delivery date of the Notice of material transactions by immediate family members of the Purported Nominees, which are specifically required to be disclosed by Item 404 of Regulation S-K, or

1 15 Pa. C.S.A § 1758(e) (providing that only candidates who have been duly nominated in accordance with an advance notice requirement in the corporation’s bylaws shall be eligible for election).

Olshan Frome Wolosky LLP

Attention:  Andrew Freedman, Esq.

March 15, 2023

provide any disclosure relating to such transactions by immediate family members of the Purported Nominees as required under Item 404 of Regulation S-K. 2

On February 8, 2023, thirteen days after the deadline for a shareholder to provide advance notice of its intention to nominate candidates to the Board at the Annual Meeting, Driver filed a preliminary proxy statement on Schedule 14A (the “Driver Preliminary Proxy Statement”), in which Driver disclosed, for the first time, that “Mr. Rudolph’s father, Bill Rudolph, has a personal line of credit with the Company in the amount of $4 million[, and] Mr. Rudolph’s brother-in-law has several commercial mortgages with the Company for the purchase of rental units.” Such information subsequently provided in the Driver Preliminary Proxy Statement stands in direct contradiction to the statements contained in the Notice, thereby rendering the Notice invalid.  Pursuant to Article 1, Section 1.3(b)(vii) of the Bylaws, a shareholder’s notice of nomination must include “such … information … as would have been required to be included in a proxy statement filed pursuant to the proxy rules …” (emphasis added). Information provided in a shareholder’s notice of nominations that is required to be included in a proxy statement filed pursuant to the proxy rules of the SEC must be truthful and complete in all material respects.3 However, by failing to provide any disclosure about transactions between the Company and immediate family members of the Purported Nominees that would be required to be disclosed under Item 7(b) of Schedule 14A, the Notice failed to comply with the proxy rules requirements as it contains information that is materially false.  Moreover, in addition to failing to disclose the existence of material related party transactions as required by Item 404 of Regulation S-K, we believe that the disclosure in the Driver Preliminary Proxy Statement related to these undisclosed transactions failed to satisfy Item 404(a) of Regulation S-K, as outlined in Appendix B hereto.

On February 10, 2023, fifteen days after the deadline for a shareholder to provide advance notice of its intention to nominate candidates to the Board at the Annual Meeting, Driver sent a letter (the “Supplemental Driver Letter”) to the Company which contained information purporting to be responsive to the numerous deficiencies contained in the Notice raised in the Company’s letter to Driver, dated January 31, 2023.  In the Supplemental Driver Letter, Driver disclosed that:

Certain of Mr. Rudolph’s immediate family members have been a party to a transaction with the Company in the ordinary course of business since its last fiscal year in an amount that exceeds $120,000.  Mr. Rudolph’s father, William C.

2 Driver has acknowledged that the term “associates” includes immediate family members.  See Compl., p. 26, Driver Opportunity Partners I LP v. Max Briggs et al., Case No. 2023-0287 (“As the Board is well aware, or should have been aware, the term ‘associate’ under Rule 12b-2 of the Exchange Act includes ‘any relative or spouse.’”).

3 See 17 C.F.R. § 240.14a-9(a) (“No solicitation subject to … [R]egulation [14A] shall be made by means of any proxy statement, form of proxy, notice of meeting or other communication, written or oral, containing any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading …) (emphasis added).

Olshan Frome Wolosky LLP

Attention:  Andrew Freedman, Esq.

March 15, 2023

Rudolph, has a personal line of credit with the Company in the amount of $4 million.4 Mr. Rudolph’s brother-in-law,5 […], has several commercial mortgage loans from the Company in connection with the purchase of rental units, which total, in the aggregate, [an amount exceeding several million dollars.]6

Despite Driver’s attempt to supplement and cure the deficiencies contained in the Notice identified by the Company, the Supplemental Driver Letter failed to include specific required information about the transactions between Mr. Rudolph’s brother-in-law and Mr. Rudolph’s father, Mr. William Rudolph, and the Company that would be required to be disclosed under Item 404(a) of Regulation S-K, as follows:

i. Item 404(a)(2) of Regulation S-K requires the disclosure of “[t]he related person’s interest in the transaction with the registrant, including the related person’s position(s) or relationship(s) with, or ownership in, a firm, corporation, or other entity that is a party to, or has an interest in, the transaction.” The Supplemental Driver Letter failed to provide such information for commercial mortgage loans to Mr. Rudolph’s brother-in-law and Mr. William Rudolph’s personal line of credit.
ii. Item 404(a)(4) of Regulation S-K requires the disclosure of “[t]he approximate dollar value of the amount of the related person’s interest in the transaction, which shall be computed without regard to the amount of profit or loss.” The Supplemental Driver Letter failed to provide such information for the commercial mortgage loans to Mr. Rudolph’s brother-in-law and Mr. William Rudolph’s personal line of credit.
iii. Item 404(a)(5) of Regulation S-K requires that, in the case of indebtedness, “disclosure of the amount involved in the transaction shall include the largest aggregate amount of principal outstanding during the period for which disclosure is provided, the amount thereof outstanding as of the latest practicable date, the amount of principal paid during the periods for which disclosure is provided, the amount of interest paid during the period for which disclosure is provided, and the rate or amount of interest payable on the indebtedness.” The Supplemental Driver Letter failed to provide such information for the commercial mortgage loans to Mr. Rudolph’s brother-in-law and Mr. William Rudolph’s personal line of credit.7

4 The Company believes that Mr. William Rudolph has two lines of credit that exceed $4 million in the aggregate.  Driver provided materially false information in the Driver Supplemental Letter by stating that Mr. William Rudolph has only one line of credit with the Company totaling $4 million.

5 The Company believes that Driver provided the incorrect name for Mr. Rudolph’s brother-in-law in the Driver Supplemental Letter.

6 Amount based on publicly available information.

7The Company believes that the total outstanding balance on Mr. William Rudolph’s two personal lines of credit exceeds $4 million.  Such information is material to shareholders.

Olshan Frome Wolosky LLP

Attention:  Andrew Freedman, Esq.

March 15, 2023

iv. Item 404(a)(6) of Regulation S-K requires the disclosure of “[a]ny other information regarding the transaction or the related person in the context of the transaction that is material to investors in light of the circumstances of the particular transaction.” The Supplemental Driver Letter failed to provide information related to the commercial mortgage loans to Mr. Rudolph’s brother-in-law and Mr. William Rudolph’s personal line of credit that is material to the Company’s shareholders, including whether Mr. William Rudolph has drawn on his personal line of credit.
v. Instruction 4 to Item 404(a) of Regulation S-K provides that, in the case of a transaction involving indebtedness where the lender is a bank, and the loans are not disclosed as past due, nonaccrual or troubled debt restructurings in the consolidated financial statements, disclosure under Item 404(a) of Regulation S-K “may consist of a statement, if such is the case, that the loans to such persons:  … (ii) [w]ere made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender; and (iii) [d]id not involve more than the normal risk of collectibility or present other unfavorable features.” To the extent that Instruction 4 to Item 404(a) of Regulation S-K applies, the Supplemental Driver Letter failed to include the disclosure permitted by the Instruction regarding the transactions between the Company and Mr. Rudolph’s immediate family members in lieu of the Item 404(a) of Regulation S-K required disclosure.

By the clear terms of the Bylaws, a shareholder may not nominate a candidate for election to the Board unless the shareholder complies with the Advance Notice Provisions.  To be timely, a full and complete nomination notice must have been received by the Company by January 26, 2023 in order for Driver to nominate the Purported Nominees.  As this date has passed, Driver does not have the right to nominate any candidates for election as directors at the Annual Meeting, notwithstanding the additional, yet deficient, disclosures contained in the Supplemental Driver Letter, which further support the Company’s conclusions regarding the defectiveness and untimeliness of Driver’s purported attempt to submit qualifying nominations.  Additional information, and in this case deficient information, delivered after the Bylaws mandated submission date does not and cannot remedy or otherwise cure, amend or alter the already non-compliant Notice.  As a result of the false and misleading disclosures, the Notice fails to satisfy the Advance Notice Provisions.

Further, Article 2, Section 2.14 of the Bylaws provides that “[n]o person shall be eligible for election, re-election, appointment or re-appointment to the Board … if such person is or within the preceding five years has been a director of any other depository institution unless such person is approved by a majority of the Board …” (the “Interlocks Provision”). On March 9, 2023, the First of Long Island Corporation (the “First of Long Island”), the parent company of the First National Bank of Long Island, nominated Mr. Cooper for election by shareholders as a Class I director at the First of Long Island’s 2023 annual meeting of shareholders with a term expiring at

Olshan Frome Wolosky LLP

Attention:  Andrew Freedman, Esq.

March 15, 2023

the First of Long Island’s 2025 annual meeting of shareholders.8 As of April 18, 2023, we expect that Mr. Cooper will be a member of the board of directors of the First of Long Island.  Therefore, going forward, Mr. Cooper will be ineligible for election to the Board at the Annual Meeting pursuant to the terms of the Interlocks Provision prohibiting concurrent directorships at any other depository institution without the approval of a majority of the Board.  As such, upon such election and without the approval of a majority of the Board, Mr. Cooper will be ineligible to serve as a director of the Company.

For the reasons set forth herein, the Notice, which was dated January 17, 2023, failed to satisfy the Bylaw requirements and is thus invalid.  As set forth in Article 1, Section 1.3(a), the deadline for delivering notice of intention to nominate candidates for election as directors at the Annual Meeting was January 26, 2023.  Further, the Supplemental Driver Letter does not remedy or otherwise cure the Notice.  Any further attempts to supplement an already deemed non-compliant notice will fail to satisfy the requirements of the Advance Notice Provisions.  The deadline for a timely and proper notice of intention to nominate candidates for election as directors at the Annual Meeting has passed.  Therefore, Driver does not have the right to nominate any candidates for election as directors at the Annual Meeting.  Please confirm Driver will withdraw its candidates by the close of business on Thursday, March 16, 2023.

* * *

8 See the First of Long Island’s 2023 Definitive Proxy Statement filed with the SEC on March 9, 2023.  First of Long Island announced its intention to nominate Mr. Cooper on January 9, 2023.  See First of Long Island’s Form 8-K filed with the SEC on January 9, 2023.

Olshan Frome Wolosky LLP

Attention:  Andrew Freedman, Esq.

March 15, 2023

This letter is being sent on behalf of the Company, while expressly reserving, and without waiving, any and all rights and defenses that the Company may have with respect to this matter.

Very truly yours,

STEVENS & LEE

/s/ David W. Swartz

David W. Swartz

DWS:rlox

cc:  Stacey A. Scrivani (stacey.scrivani@stevenslee.com)

Olshan Frome Wolosky LLP

Attention:  Andrew Freedman, Esq.

March 15, 2023

Appendix A

Deficiencies in the Notice

1. Pursuant to Article 1, Section 1.3(b)(vii) of the Bylaws, the Notice is required to set forth “such other information regarding each [Nominee] proposed by the Nominating Shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the [SEC] had the [Nominee] been nominated, or intended to be nominated, by the [Board],” which includes Item 5(b)(1)(ii) of Schedule 14A.  Item 5(b)(1)(ii) of Schedule 14A requires the disclosure of each Nominee’s “present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is carried on…” (emphasis added). The Notice states that Mr. Rudolph currently serves as the Chief Executive Officer and President of Development and Acquisitions of McKnight Realty Partners, LLC (“McKnight Realty Partners”). While the Notice provides an “address” for Mr. Rudolph, the Notice fails to clarify or confirm that such address is also the address of McKnight Realty Partners, as required by Item 5(b)(1)(ii) of Schedule 14A.  Further, the Notice states that Mr. Simmons currently serves as the President and Chairman of Let Our Vision Evolve Inc. (“Let Our Vision Evolve”) and as an investor and advisor of GameOn Technology, Inc. (“GameOn”). While the Notice provides an “address” for Mr. Simmons, the Notice fails to provide the addresses of Let Our Vision Evolve and GameOn or confirm whether their addresses are the same as the address provided for Mr. Simmons, as required by Item 5(b)(1)(ii) of Schedule 14A.
2. Pursuant to Article 1, Section 1.3(b)(vii) of the Bylaws, the Notice is required to set forth “such other information regarding each [Nominee] proposed by the Nominating Shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the [SEC] had the [Nominee] been nominated, or intended to be nominated, by the [Board],” which includes Item 5(b)(1)(vi) of Schedule 14A.  Item 5(b)(1)(vi) of Schedule 14A requires the Notice to “[s]tate with respect to all securities of the registrant purchased or sold within the past two years, the dates on which they were purchased or sold and the amount purchased or sold on each such date.” The Notice provides that “[a]s of the date hereof, […] none of the Nominees have entered into any transactions in the securities of the Company during the past two years.” However, Exhibit A discloses numerous transactions by Mr. Rudolph.  The Notice fails to address this inconsistency.  Separate and distinct from the above, the Notice fails to state whether McKnight Realty Partners, of which Mr. Rudolph currently serves as Chief Executive Officer, or any of its principals or affiliates has purchased or sold any securities of the Company during the past two years.
3. Pursuant to Article 1, Section 1.3(b)(vii) of the Bylaws, the Notice is required to set forth “such other information regarding each [Nominee] proposed by the Nominating Shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the [SEC] had the [Nominee] been nominated, or intended to be nominated, by the

Olshan Frome Wolosky LLP

Attention:  Andrew Freedman, Esq.

March 15, 2023

[Board],” which includes Item 7(b) of Schedule 14A.  Item 7(b) of Schedule 14A requires the disclosure of the information required by Item 404(a) of Regulation S-K. Item 404(a) of Regulation S-K requires the disclosure of “any transaction, since the beginning of the registrant’s last fiscal year, or any currently proposed transaction, in which the registrant was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest” (emphasis added). When applied to a nominee for director, the related persons include such nominee for director and his or her immediate family members, as such term is defined in Item 404(a) of Regulation S-K. The Notice provides that “no Participant or any of his, her or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000,” but fails to provide such disclosure for any immediate family members of any of the Nominees.
4. Pursuant to Article 1, Section 1.3(b)(vii) of the Bylaws, the Notice is required to set forth “such other information regarding each [Nominee] proposed by the Nominating Shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the [SEC] had the [Nominee] been nominated, or intended to be nominated, by the [Board],” which includes Item 8 of Schedule 14A.  Item 8 of Schedule 14A requires, with respect to the Nominees and their associates, the disclosure of the information required by Item 402 of Regulation S-K (Executive Compensation). The Notice fails to provide this required disclosure.

Olshan Frome Wolosky LLP

Attention:  Andrew Freedman, Esq.

March 15, 2023

Appendix B

Deficiencies in the Driver Preliminary Proxy Statement with Respect to Disclosure of Transactions between the Company and the Purported Nominees

1. Under Item 7(b) of Schedule 14A, the Preliminary Proxy Statement must include the information required by Item 404(a) of Regulation S-K. Item 404(a) of Regulation S-K requires the disclosure of certain information regarding “any transaction, since the beginning of the registrant’s last fiscal year, or any currently proposed transaction, in which the registrant was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.” The Preliminary Proxy Statement provides “Mr. Rudolph’s father, Bill Rudolph, has a personal line of credit with the Company in the amount of $4 million9 [, and] Mr. Rudolph’s brother-in-law has several commercial mortgages with the Company for the purchase of rental units.” However, the Preliminary Proxy Statement failed to include certain information about each such transaction in violation of Item 404(a) of Regulation S-K.
(a) Item 404(a)(1) of Regulation S-K requires the disclosure of “[t]he name of the related person and the basis on which the person is a related person.” The Driver Preliminary Proxy Statement failed to provide the name of Mr. Rudolph’s brother-in-law.
(b) Item 404(a)(2) of Regulation S-K requires the disclosure of “[t] related person’s interest in the transaction with the registrant, including the related person’s position(s) or relationship(s) with, or ownership in, a firm, corporation, or other entity that is a party to, or has an interest in, the transaction.” The Driver Preliminary Proxy Statement failed to provide such information for the transaction with Mr. Rudolph’s brother-in-law and Mr. William Rudolph’s personal line of credit.
(c) Item 404(a)(3) of Regulation S-K requires the disclosure of “[t]he approximate dollar value of the amount involved in the transaction.” The Driver Preliminary Proxy Statement failed to provide such information for the transaction with Mr. Rudolph’s brother-in-law.
(d) Item 404(a)(4) of Regulation S-K requires the disclosure of “[t]he approximate dollar value of the amount of the related person’s interest in the transaction, which shall be computed without regard to the amount of profit or loss.” The Driver Preliminary Proxy Statement failed to provide such information for the transaction with Mr. Rudolph’s brother-in-law and Mr. William Rudolph’s personal line of credit.

9 The Company believes that Mr. William Rudolph has two lines of credit that exceed $4 million in the aggregate.  Driver provided materially false information in the Driver Preliminary Proxy Statement by stating that Mr. William Rudolph has only one line of credit with the Company totaling $4 million.

Olshan Frome Wolosky LLP

Attention:  Andrew Freedman, Esq.

March 15, 2023

(e) Item 404(a)(5) of Regulation S-K requires that, in the case of indebtedness, “disclosure of the amount involved in the transaction shall include the largest aggregate amount of principal outstanding during the period for which disclosure is provided, the amount thereof outstanding as of the latest practicable date, the amount of principal paid during the periods for which disclosure is provided, the amount of interest paid during the period for which disclosure is provided, and the rate or amount of interest payable on the indebtedness.” The Driver Preliminary Proxy Statement failed to provide such information for the transaction with Mr. Rudolph’s brother-in-law and Mr. William Rudolph’s personal line of credit.
(f) Instruction 4 to Item 404(a) of Regulation S-K provides that, in the case of a transaction involving indebtedness where the lender is a bank, and the loans are not disclosed as past due, nonaccrual or troubled debt restructurings in the consolidated financial statements, disclosure under Item 404(a) of Regulation S-K “may consist of a statement, if such is the case, that the loans to such persons:  (i) [w]ere made in the ordinary course of business; (ii) [w]ere made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender; and (iii) [d]id not involve more than the normal risk of collectibility or present other unfavorable features.” To the extent that Instruction 4 to Item 404(a) of Regulation S-K applies, the Driver Preliminary Proxy Statement failed to include the disclosure permitted by the Instruction regarding the transactions between the Company and Mr. Rudolph’s immediate family members in lieu of the Item 404(a) of Regulation S-K required disclosure.